Exhibit (2)(h)(ii)

FIRST AMENDMENT TO
 DISTRIBUTION AGREEMENT

This First Amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of May 15, 2014 by and between The Pennant 504 Fund (the “Fund”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) is entered into as of May 19, 2015 (the “Effective Date”).

WHEREAS, Distributor and the Fund desire to amend the Agreement to reflect the change in the Fund’s name from The Pennant 504 Fund to The 504 Fund; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and the Fund hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Any reference in the Agreement to “The Pennant 504 Fund” is replaced with “The 504 Fund.”

3.	Any reference in the Agreement to the Fund’s address as “11270 West Park Place, Suite 1025, Milwaukee, Wisconsin 53224” is replaced with “1741 Tiburon Drive, Wilmington, North Carolina 28403.”

4.	Except as expressly amended hereby, all of the provisions of the Agreement are in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

THE 504 FUND		FORESIDE FUND SERVICES, LLC
By:	/s/ Mark A. Elste	By:	/s/ Mark Fairbanks
Name:	Mark A. Elste, President		Mark Fairbanks, President